Exhibit 10.15

AMENDMENT No. 4 to EMPLOYMENT AGREEMENT

between

TENFOLD CORPORATION and NANCY M. HARVEY

This Amendment to the Employment Agreement between TenFold Corporation (the “Company”) and Nancy M. Harvey (“Employee”) dated January 11, 2001 (the “Amendment”), is effective as of August 28, 2003.

For value received, the sufficiency of which is hereby acknowledged, the parties hereby agree to further amend the Employment Agreement between TenFold Corporation and Nancy M. Harvey, as previously amended by Amendment No. 1, dated February 28, 2002, Amendment No. 2, dated May 22, 2002 and Amendment No. 3, effective January 11, 2003 (the “Agreement”), as follows. The capitalized terms used below shall have the meaning assigned to them in the Agreement, unless specifically defined in this Amendment. Any conflict between the Agreement and this Amendment shall be governed by this Amendment.

Paragraph 4(a) of the Agreement provides that Employee shall be paid a monthly base salary of $50,000. However, since October 15, 2002, Employee has agreed to accept a monthly salary of $12,500. The parties hereby agree that the difference between Employee’s monthly base salary as set forth in the Agreement and the monthly salary that Employee has accepted since October 15, 2003 (“deferred salary”) shall not be paid to Employee. The parties further agree that Employee shall be granted an option to purchase one million two hundred fifty thousand (1,250,000) shares of the Company’s common stock under the 1999 Employee Stock Option Plan (the “Option Grant”). Therefore, notwithstanding anything in the Agreement to the contrary, Employee shall not receive any deferred salary payment for the period of October 15, 2002 through and including August 31, 2003. The Option Grant shall only become effective when approved by the Company’s Compensation Committee and Board of Directors. Upon such approval, Employee agrees to waive any and all claims she may otherwise have to deferred salary for the period of October 15, 2002 through and including August 31, 2003.

The parties further agree that upon approval by the Company’s Compensation Committee and Board of Directors, the Option Grant shall vest over a one (1) year period according to the following schedule: twenty-five percent of the shares (312,500 shares) shall vest on the grant date of August 28, 2003. The remaining seventy-five percent of the shares shall vest in three (3) equal quarterly installments, beginning on December 1, 2003. In addition, all unvested shares of the Option Grant shall immediately vest upon Employee’s involuntary termination, unless such termination is “for cause,” as defined in the Agreement.

Except for the specific amendments set forth above, all terms and conditions of the Agreement shall remain in full force and effect.

This Amendment constitutes the entire agreement of the parties as to its subject matter and supersedes all oral negotiations and prior writings with respect to such subject matter. This Amendment may not be further amended, modified or canceled except by a writing duly executed by both parties hereto.

The parties have executed this Amendment as of the date first written above.

TenFold Corporation:

/s/ Robert W. Felton

By: Robert W. Felton
Compensation Committee Chairman

Employee:

/s/ Nancy M. Harvey

Nancy M. Harvey